                                                                 EX-99.1

[LOGO OF MELLON BANK CORPORATION]            [LOGO OF 1ST BUSINESS BANK]


                         Mellon              1st Business Bank
                         ------              ------------------
Contacts:     Media:     Stephen K. Dishart  Robert W. Kummer, Jr.
                         (213) 553-9570      (213) 489-1000
                         (412) 234-0850

              Analysts:  Donald J. MacLeod
                         (412) 234-5601



FOR IMMEDIATE RELEASE

                      MELLON TO ACQUIRE 1st BUSINESS BANK

PITTSBURGH and LOS ANGELES, April 14, 1997--Mellon Bank Corporation (NYSE: MEL) and 1st Business Corporation today announced a definitive agreement under which Mellon will acquire 1st Business Corporation and its principal subsidiary, 1st Business Bank, a full-service commercial bank serving midsize business firms in southern California. The agreement combines 1st Business Bank's strong middle market and small business banking presence with Mellon's broad array of banking, trust and investment services to create a distinctive and significant competitor serving this fast-growing market segment.

          With approximately $1.1 billion in assets, 1st Business Bank is a state-chartered bank with headquarters in Los Angeles and regional banking offices in Orange County, the San Fernando Valley, the South Bay and West Los Angeles. 1st Business Bank serves approximately 1,700 business customers in the manufacturing, wholesale trade and service industries with annual revenues between $5 million and $300 million. 1st Business Bank also provides personal banking services to professionals, entrepreneurs, and owners and officers of its business clients.

          Mellon will purchase 1st Business Corporation with stock. Other terms of the agreement were not disclosed. Mellon's management will recommend to its board of directors that the board authorize the repurchase of a comparable number of shares of Mellon common stock. 1st Business Bank will operate as a separate entity under the name Mellon 1st Business Bank. Mellon expects to retain virtually all of 1st Business Bank's approximately 200 employees. The transaction, expected to close in the third quarter of this year, is subject to internal and regulatory approvals and certain closing conditions.

                                    -more-

Mellon to Acquire 1st Business Bank
Page 2

          "1st Business Bank is a leading provider of middle market banking services in the region and has built strong customer relationships based on a reputation for integrity, responsiveness and excellent customer service," said Keith P. Russell, Mellon vice chairman, West Coast. "This transaction, along with our existing West Coast presence and our 1996 acquisition of the Business Equipment Finance unit of San Francisco-based USL Capital Corporation, efficiently builds a significant middle market position for Mellon on the West Coast. We look forward to providing Mellon's broad array of investment, trust and banking products through this enhanced distribution capability in the western states."

          Mellon today employs more than 1,600 individuals on the West Coast in 13 western states. In these states, the organization provides 26 product lines through 77 offices.

          "As businesses in this region continue to grow, they require a sophisticated selection of financial products and services to meet their needs," said Robert W. Kummer, Jr., chairman and chief executive officer of 1st Business Bank. "We're excited about the opportunity to provide our customers with Mellon's extraordinary array of products for businesses and entrepreneurs."

          Widely recognized as one of the premier business banks in California, 1st Business Bank provides full commercial banking services to midsize business firms, professionals, entrepreneurs and business owners. Since its founding in 1981, 1st Business Corporation has reported 16 consecutive years of sound growth and record earnings. 1st Business Corporation is privately owned by John E. Anderson, one of southern California's most successful entrepreneurs and civic leaders. Mr. Anderson will remain on the board of directors of Mellon 1st Business Bank. Mr. Russell will join the board of directors of Mellon 1st Business Bank.

          With balance sheet assets of approximately $42 billion and assets under management or administration of approximately $1.3 trillion, Mellon Bank Corporation is a major financial services company headquartered in Pittsburgh; its primary subsidiary is Mellon Bank, N.A. Mellon provides a full range of banking, investment and trust products and services to individuals and small, midsize and large businesses and institutions. Its mutual fund business is The Dreyfus Corporation.

Media Advisory: Keith Russell, Mellon vice chairman and head of Mellon Financial GroupWest Coast, and Robert W. Kummer, Jr., 1st Business Bank chairman and chief executive officer, will be available to speak to reporters between 12:30 and 4 p.m. EDT today. Call Steve Dishart at (213) 553-9570 to schedule an interview.

          Press releases and other information about Mellon Bank Corporation and its products and services are available at http://www.mellon.com on the Internet. For Mellon press releases by fax, call 1 800 758-5804, identification number 552187.
                                      ###